UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 13, 2008
(Date of report; date of
earliest event reported)
Commission file number: 0-51438
RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-1770738
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Meridian Crossings
Minneapolis, Minnesota	55423
(Address of principal executive offices)	(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Amendment of a Material Definitive Agreement
On June 13, 2008, the board of Residential Capital, LLC ("ResCap"), including all of ResCap’s independent directors, approved a waiver of Section 2(a)(ii) of the Amended and Restated Operating Agreement (the “Operating Agreement”) dated November 27, 2006 among ResCap, GMAC LLC (“GMAC”) and General Motors Corporation, in connection with the previously announced purchase by an affiliate of Cerberus Capital Management, L.P. (“Cerberus”) of certain assets of ResCap’s model home business. As previously disclosed, in connection with the sale, ResCap received Series B junior preferred interests in the purchasing entity, CMH Holdings, LLC (“CMH”), having a liquidation preference equal to the difference between the net book value of the assets sold and the cash ResCap received in connection with the transaction. Also, as previously disclosed, an affiliate of Cerberus serves as managing member of CMH.
Under Section 2(a)(ii) of the Operating Agreement, ResCap cannot, without a waiver of the agreement’s restrictions, make any investment in a GMAC Affiliate, which includes any entity under common control with GMAC. For this purpose, “control” means the power to direct the management and policies of an entity, including through the ownership of voting securities or managing member interests. By virtue of Cerberus’s indirect ownership of 51% of the membership interests of GMAC and its ownership of the managing member of CMH, CMH is considered to be a GMAC Affiliate for purposes of the Operating Agreement. Under Section 8 of the Operating Agreement, waivers require approval by a majority of the ResCap board, including a majority of the independent directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC (Registrant)
Dated: June 19, 2008	/s/ James N. Young
James N. Young
Chief Financial Officer